AGREEMENT AND PLAN OF MERGER

by and among

WHITING PETROLEUM CORPORATION,

WPC EQUITY ACQUISITION CORP.

and

EQUITY OIL COMPANY

February 1, 2004

TABLE OF CONTENTS

Page

ARTICLE 1: DESCRIPTION OF TRANSACTION

1.1 MERGER OF MERGER SUB INTO THE COMPANY

1.2 EFFECT OF THE MERGER

1.3 CLOSING; EFFECTIVE TIME

1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

1.5 CONVERSION OF SHARES

1.6 EXCHANGE OF CERTIFICATES

1.7 FURTHER ACTION

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1 ORGANIZATION AND GOOD STANDING

2.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT

2.3 CAPITALIZATION

2.4 SEC FILINGS

2.5 FINANCIAL STATEMENTS; TAX MATTERS

2.6 NO UNDISCLOSED LIABILITIES

2.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

2.8 LEGAL PROCEEDINGS

2.9 RECOMMENDATION OF THE COMPANY BOARD; OPINION OF FINANCIAL ADVISOR

2.10 ERISA COMPLIANCE; BENEFIT PLANS

2.11 ENVIRONMENTAL MATTERS

2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS

2.13 COMPLIANCE WITH LAWS; PERMITS

2.14 CERTAIN PAYMENTS

2.15 LABOR MATTERS; EMPLOYEES

2.16 BROKERS; FINDERS

2.17 INSURANCE

2.18 INTELLECTUAL PROPERTY

2.19 BOOKS AND RECORDS

2.20 COMPANY OIL AND GAS PROPERTIES

2.21 INFORMATION IN SEC DOCUMENTS

2.22 DISCLOSURE SCHEDULE

2.23 DUE DILIGENCE

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1 ORGANIZATION AND GOOD STANDING

3.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT

3.3 CAPITALIZATION

3.4 SEC FILINGS

3.5 FINANCIAL STATEMENTS; TAX MATTERS

3.6 NO UNDISCLOSED LIABILITIES

3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

3.8 LEGAL PROCEEDINGS

3.9 ENVIRONMENTAL MATTERS

3.10 COMPLIANCE WITH LAWS; PERMITS

3.11 BROKERS; FINDERS

3.12 PARENT OIL AND GAS PROPERTIES

3.13 INFORMATION IN SEC DOCUMENTS

3.14 DISCLOSURE SCHEDULE

3.15 DUE DILIGENCE

ARTICLE 4: CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 ACCESS AND INVESTIGATION

4.2 OPERATION OF COMPANY’S BUSINESS

4.3 NO SOLICITATION

ARTICLE 5: ADDITIONAL COVENANTS OF THE PARTIES

5.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT

5.2 SHAREHOLDERS’ MEETING

5.3 REASONABLE BEST EFFORTS TO CLOSE

5.4 DISCLOSURE

5.5 INDEMNIFICATION

5.6 TRANSFER TAXES

5.7 AFFILIATES

5.8 SECTION 16 MATTERS

5.9 PUBLIC ANNOUNCEMENTS

ARTICLE 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

6.1 COMPANY SHAREHOLDER APPROVAL

6.2 NO RESTRAINTS

6.3 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT

ARTICLE 7: CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S
OBLIGATION TO CLOSE

7.1 ACCURACY OF REPRESENTATIONS

7.2 COMPANY’S PERFORMANCE

7.3 CONSENTS

7.4 OFFICER’S CERTIFICATE

7.5 NO PROCEEDINGS

ARTICLE 8: CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE

8.1 ACCURACY OF REPRESENTATIONS

8.2 PARENT’S AND MERGER SUB’S PERFORMANCE

8.3 CONSENTS

8.4 OFFICER’S CERTIFICATE

8.5 FEES AND EXPENSES

8.6 NO PROCEEDINGS

8.7 LEGAL OPINION

ARTICLE 9: TERMINATION

9.1 TERMINATION

9.2 EFFECT OF TERMINATION

9.3 EXPENSES/DAMAGE UPON TERMINATION

ARTICLE 10: GENERAL PROVISIONS

10.1 NOTICES

10.2 FURTHER ACTIONS

10.3 INCORPORATION OF SCHEDULES AND EXHIBITS

10.4 ENTIRE AGREEMENT AND MODIFICATION

10.5 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.6 TIME OF ESSENCE

10.7 DRAFTING AND REPRESENTATION

10.8 SEVERABILITY

10.9 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

10.10 ENFORCEMENT OF AGREEMENT

10.11 WAIVER

10.12 GOVERNING LAW

10.13 JURISDICTION; SERVICE OF PROCESS

10.14 COUNTERPARTS

EXHIBIT A

EXHIBIT B

EXHIBIT C

SCHEDULE 1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement") is made as of February 1, 2004, by and among Whiting Petroleum Corporation, a Delaware corporation ("Parent"), WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Equity Oil Company, a Colorado corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

PRELIMINARY STATEMENTS

A. The board of directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective companies and shareholders to engage in a strategic business combination and consummate a merger of Merger Sub with and into the Company in accordance with this Agreement and the Colorado Business Corporation Act ("Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B. The board of directors of the Company, based upon the recommendation of the Special Committee, has determined that the Merger and the per share Merger Consideration is fair to and in the best interests of the Shareholders of the Company and has resolved to recommend that the Shareholders approve this Agreement and each of the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

C. As a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, simultaneously with the execution of this Agreement, certain significant Shareholders are entering into Shareholder Agreements (the "Shareholder Agreements") with Parent and Merger Sub.

D. For Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1: DESCRIPTION OF TRANSACTION

1.1 MERGER OF MERGER SUB INTO THE COMPANY

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation ("Surviving Corporation"). The name of Surviving Corporation shall remain "Equity Oil Company".

1.2 EFFECT OF THE MERGER

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Colorado Business Corporation Act ("CBCA").

1.3 CLOSING; EFFECTIVE TIME

The consummation of the Merger ("Closing") shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 9:00 a.m. (or at such other place and time as the Parties may agree) on a date to be designated by Parent ("Closing Date"); provided, however, such date shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the CBCA ("Articles of Merger") shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following Closing, filed with the Secretary of State of the State of Colorado ("Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State, or (b) such later date and time (not to exceed five Business Days from the Closing Date) as may be specified in the Articles of Merger ("Effective Time").

1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

At the Effective Time:

(a) the Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of Merger Sub; provided, however, that Article I of the Articles of Incorporation of Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be "Equity Oil Company";

(b) the Bylaws of Surviving Corporation shall be the Bylaws of Merger Sub;

(c) the directors of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

(d) the officers of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Merger Sub immediately prior to the Effective Time.

1.5 CONVERSION OF SHARES

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time whether or not subject to transfer restrictions or rights of the Company to reacquire such shares (other than (i) shares of Company Common Stock held in the Company’s treasury, and (ii) shares of Company Common Stock held by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.6, 0.185 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock, together with cash in lieu of fractional shares of Parent Common Stock (collectively, the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividend or other distributions to which such Shareholder is entitled pursuant to Section 1.6(a), in each case to be issued or paid as consideration for the surrender of such certificate in accordance with Section 1.6, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock will have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into and become one fully paid and nonassessable share of common stock of Surviving Corporation.

(c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock held by Parent or Merger Sub (or their respective Subsidiaries) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

(d) Before the Closing, the Company will use its Reasonable Best Efforts to enter into an option termination agreement, in a form reasonably acceptable to Parent (the "Option Termination Agreement"), with each holder of outstanding options to acquire Company Common Stock (the "Company Stock Options") granted under any Company stock option plan ("Option Plan") providing for the cashing out of any such Company Stock Options on or immediately prior to the Closing Date. The Option Termination Agreement shall provide, among other things, that each applicable Company Stock Option shall be cashed out at the difference between the applicable strike price for the Company Stock Option and the closing price quoted on the Nasdaq National Market for the Company Common Stock on the Business Day immediately prior to the Closing Date. Holders of Company Stock Options that do not enter into an Option Termination Agreement shall have the rights granted to them under the applicable Options Plans; provided, however, the Company agrees to make such changes to the Option Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(e) To the extent not terminated in accordance with Section 1.5(d), at the Effective Time, by virtue of the Merger and without the need of any further corporate action, each Company Stock Option that was granted prior to the Effective Time pursuant to the Option Plans and that remains outstanding immediately prior to the Effective Time shall cease to represent a right acquire shares of Company Common Stock and shall be converted (each, as so converted, a "Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Options, shares of Parent Common Stock, and the per share exercise price of such Converted Option (rounded to the nearest whole cent) shall equal the exercise price of the corresponding Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. The number of shares of Parent Common Stock subject to each such Converted Option shall equal the number of shares of Company Common Stock to which the corresponding Company Stock Option was subject immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share). At the Effective Time, (i) all references to Company in the Option Plans and in the stock option agreements evidencing the related Company Stock Options shall be deemed to refer to Parent and (ii) Parent shall assume all of Company’s obligations with respect to Company Stock Options as so converted into Converted Options. On or prior to the Effective Time, Company shall take all actions necessary such that grants of Company Stock Options are treated in accordance with the immediately preceding sentences.

(f) As soon as practicable after the Effective Time, Parent will deliver to the holders of Company Stock Options, if any, appropriate notices setting forth such holders’ rights pursuant to the respective Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by Parent and will continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.5 after giving effect to the Merger).

(g) All restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Option Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations will not have already lapsed, shall fully vest and mature with respect to all such Company Stock Options after giving effect to the Merger.

1.6 EXCHANGE OF CERTIFICATES

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as exchange agent in connection with the Merger ("Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent the certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 for the benefit of the Shareholders to be exchanged through the Exchange Agent for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect to any shares of Parent Common Stock with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.6(h), being subsequently in this Agreement referred to as the "Exchange Fund").

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Shareholder (i) a letter of transmittal in customary form approved by the Company, which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and contain such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration therefor. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) the applicable Merger Consideration, without interest thereon, less the required withholding of Taxes, and (y) each Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.6, each Company Stock Certificate (other than Company Stock Certificates representing shares of Company Common Stock canceled pursuant to Section 1.5(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive for each share of Company Common Stock represented thereby the Merger Consideration provided for under this Agreement, without any interest thereon. If any Company Stock Certificate shall have been lost, stolen or destroyed, Surviving Corporation may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Exchange Agent, Parent or Surviving Corporation with respect to such Company Stock Certificate.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 1.6.

(d) From and after the Effective Time, Shareholders holding Company Stock Certificates immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. Such Shareholders shall have no rights, after the Effective Time, with respect to such shares of Company Common Stock.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to Shareholders as of the date 180 days after the date on which the Effective Time occurs shall be delivered to Parent upon demand, and any Shareholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(f) Each of the Exchange Agent, Parent and Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Shareholder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Company, Parent or Surviving Corporation shall be liable to any Shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law.

(h) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. As promptly as practicable following the Effective Time, Parent shall pay to the Exchange Agent an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which each former Shareholder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of Parent Common Stock as reported on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to Shareholders with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders subject to and in accordance with the terms of this Section 1.6.

1.7 FURTHER ACTION

If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule or in any of the Company’s SEC Reports:

2.1 ORGANIZATION AND GOOD STANDING

The Company is duly organized, validly existing and in good standing under the laws of the state of Colorado, with full corporate power and authority to conduct its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its respective obligations under the Company Contracts, except where the failure to have such power or authority would not result in a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states of California, North Dakota, Montana, Utah and Wyoming and the Province of Alberta, Canada, and each other state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not result in a Company Material Adverse Effect.

2.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds (2/3) of the then outstanding shares of Company Common Stock ("Required Company Shareholder Vote") and the filing of appropriate merger documents as required by the CBCA). The affirmative vote by the holders of two-thirds (2/3) of the then outstanding shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy and other laws affecting creditors’ rights generally and to general principles of equity. No filings, permits, authorizations, consents or approvals are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in order to consummate the Contemplated Transactions.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the filing of Articles of Merger as required by the CBCA, and (C) such material Consents set forth on Schedule 2.2 of the Company Disclosure Schedule (the "Company Required Material Consents"); and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Company Material Adverse Effect.

(c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly, except as set forth in Section 2.2(b), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of the Company, or (B) any resolution adopted by the board of directors or Shareholders of the Company; (ii) Contravene, conflict with or result in a violation of any Law or Order; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company; (iv) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any material Company Contract; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such Contravention, conflict or violation that would not have a Company Material Adverse Effect. The Company’s board of directors has approved the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby any material limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation under Colorado Law or restrictive provision of any applicable anti-takeover provision in the Company’s Articles of Incorporation or Bylaws.

2.3 CAPITALIZATION

The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date hereof, (a) 12,029,661 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 1,716,125 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options, (c) 848,000 shares of Company Common Stock are held in the treasury of the Company, and (d) 233,000 shares of Company Common Stock are reserved for issuance pursuant to Company Stock Options not yet granted. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s Shareholders may vote. Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of Company Stock Options outstanding as of the date hereof. Except as set forth in this Section 2.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character ("Options") relating to the issued or unissued capital stock of the Company, or obligating the Company to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company. The Company does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company has no Subsidiaries.

2.4 SEC FILINGS

Since January 1, 2001, the Company has filed all required forms, reports, registration statements, information statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company SEC Reports (a) have been filed on a timely basis; and (b) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company SEC Reports required by the Exchange Act at the time filed, nor any of the Company SEC Reports required by the Securities Act as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Report has been revised or superseded by a later-filed Company SEC Report filed and publicly available prior to the date hereof.

2.5 FINANCIAL STATEMENTS; TAX MATTERS

(a) The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to year-end adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements found in the Company’s Report on Form 10-Q for the period ended September 30, 2003 included in the Company SEC Reports (the balance sheet included in such Quarterly Report is the "Balance Sheet")); the financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(b) The Company has duly filed all material Tax Returns required to be filed by it in respect of any Taxes, and all Taxes owed by the Company shown thereon to be due and payable have been paid. All Tax Returns filed by the Company are accurate in all material respects. The Company has accrued on its financial statements or financial books and records adequate reserves for the payment of all Taxes not yet due and payable, in accordance with past practice. Except as set forth in the Company Disclosure Schedule, (i) no claim for material unpaid Taxes has become an Encumbrance against the property of the Company or is being asserted against the Company; (ii) no audit, examination, investigation or other proceeding is pending, being conducted, or to the Knowledge of the Company, threatened by a Tax authority in connection with any examination of Taxes paid by or on behalf of, or Tax Returns filed by or on behalf of, the Company; (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect; (iv)  the Company is not a party to, or bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and the Company does not have any liability for Taxes under Treasury Regulation Section 1.1502-6 (or an analogous provision of state, local or foreign law); (v) no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (f) the Company has not been the subject of a Tax ruling or determination that has continuing effect.

(c) Neither the Company nor any Affiliate of the Company has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.6 NO UNDISCLOSED LIABILITIES

The Company has no Liabilities except for Liabilities reflected or reserved against in the Balance Sheet, current liabilities incurred in the Ordinary Course of Business, Liabilities set forth in the Company SEC Reports and contingent or inchoate liabilities that would not have a Company Material Adverse Effect.

2.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business, there has not been any Company Material Adverse Effect and there has not been:

(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company that has had a Company Material Adverse Effect;

(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company, or (ii) any repurchase, redemption or other acquisition by the Company of any shares of capital stock or other securities;

(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or other security of the Company (except for Company Stock Options) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d) any amendment to any Governing Document of the Company or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company;

(e) any creation of any Subsidiary of the Company or acquisition by the Company of any equity or other interest in any other Person;

(f) except as set forth in Section 2.7(f) of the Company Disclosure Schedule, any single capital expenditure by the Company which exceeds $100,000;

(g) except as set forth in Section 2.7(g) of the Company Disclosure Schedule, any sale of a Company Oil and Gas Property;

(h) except in the Ordinary Course of Business, any action by the Company to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any Company Material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any Company Material Contract;

(i) any (i) acquisition, lease or license by the Company of any material right or other material asset from any Person, (ii) sale or other disposal or lease or license by the Company of any material right or other material asset to any Person or (iii) waiver or relinquishment by the Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(j) any write-off as uncollectible of, or establishment of any reserve in excess of $50,000 with respect to, any account receivable or other indebtedness of the Company outside the Ordinary Course of Business;

(k) any pledge of any assets of, or sufferance of any of the assets of, the Company to become subject to any Encumbrance, except for pledges or sufferances of assets made in the Ordinary Course of Business;

(l) any adoption, establishment, entry into or amendment by the Company of any stock option plan, stock bonus plan, or incentive compensation plan;

(m) any employment or severance agreement (not terminable at will) entered into by the Company;

(n) change in any Company Plan or other Benefit Plan;

(o) any change of the methods of accounting or accounting practices of the Company in any material respect;

(p) any material Tax election by the Company;

(q) any commencement or settlement of any Proceeding by the Company which exceeds $25,000; or

(r) any agreement or commitment to take any of the actions referred to in clauses (b) through (q) above.

2.8 LEGAL PROCEEDINGS

Except as set forth in Section 2.8 of the Company Disclosure Statement, there is no pending, or to the Knowledge of the Company threatened, Proceeding (a) that has been commenced by or against the Company or that otherwise relates to or the business of, or any of the assets owned by, the Company, except for such Proceedings as are normally incident to the business carried on by the Company, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

2.9 RECOMMENDATION OF THE COMPANY BOARD; OPINION OF FINANCIAL ADVISOR

(a) The board of directors of the Company, at a meeting duly called and held, (i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the Shareholders of the Company, (ii) approved this Agreement and the Contemplated Transactions, and (iii) resolved to recommend the approval of this Agreement and the Merger by the Shareholders of the Company (the "Company Board Recommendation") and directed (subject to Section 4.3(c) hereof) that such matter be submitted for consideration by the Shareholders of the Company at the Company Shareholders’ Meeting.

(b) Petrie Parkman & Co., Inc. ("Petrie Parkman") has rendered to the Company’s board of directors its opinion to the effect that, as of the date of its opinion and subject to the assumptions and limitations set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. A complete and correct written copy of Petrie Parkman’s engagement letter has been delivered to Parent and a complete and correct written copy of Petrie Parkman’s opinion letter will be delivered to Parent promptly after the date of this Agreement. The Company has received the approval of Petrie Parkman to permit the inclusion of a copy of its written opinion, when delivered, in its entirety in the Proxy Statement/Prospectus, subject to Petrie Parkman’s review of the Proxy Statement/Prospectus, and references thereto in the Proxy Statement/Prospectus and Form S-4.

2.10 BENEFIT PLANS; ERISA COMPLIANCE

Section 2.10 of the Company Disclosure Schedule sets forth a complete list of all Benefit Plans. The Company has no material Unfunded Liabilities relating to any Single Employer Plans. Neither the Company nor any other member of the Controlled Group has incurred any material withdrawal liability relating to any Multiemployer Plans. Each Company Plan and other Benefit Plan has been administered in a manner that would not result in a Company Material Adverse Effect, no material Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. The Company is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 25 10.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (i) no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and (ii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability that would have a Company Material Adverse Effect. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to cause any such Benefit Plan to be amended or terminated (or which would result in any materially adverse consequence for so doing). No payment or benefit that will or may be made by the Company, Parent, or any of their respective subsidiaries or affiliates with respect to any employee of the Company under any Benefit Plan in connection with the Merger will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

For purposes of Section 2.7 (n) and this Section 2.10, the following defined terms shall apply:

"Benefit Plan" means any "employee benefit plans" (as defined in Section 3(3) of ERISA), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plans, programs, arrangements or agreements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any Person that, together with the Company, is treated as a single employer under Section 414 of the Code for the benefit of any current or former employees, officers, directors or independent contractors of the Company and with respect to which the Company has any liability.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 4 12(d) of the Code.

"Single Employer Plan" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using Pension Benefit Guaranty Corporation actuarial assumptions for single employer plan terminations.

2.11 ENVIRONMENTAL MATTERS

To the Knowledge of the Company, the Company is in substantial compliance with all applicable Environmental Laws except to the extent that any events of non-compliance, when considered in the aggregate, would not result in Environmental Liabilities that would have a Company Material Adverse Effect. To the Knowledge of the Company, the Company has not received any order, notice, or other communication regarding a current, unresolved violation of any applicable Environmental Law from (a) any Governmental Body, or (b) the current or prior owner or operator of any Facilities. For purposes of this Section 2.11, "Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

(c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended.

2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS

(a) Section 2.12 of the Company Disclosure Schedule sets forth all material Contracts (excluding oil and gas leases and assignments, agreements creating other oil and gas interests, joint operating agreements and exploration/participation agreements under which the Company does not have any unperformed material obligations) to which the Company is a party (each, a "Company Material Contract"), including, but not limited to, Contracts (i) that relates to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates the Company to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limits or purports to limit the ability of the Company to compete in the United States or Canadian oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relates to capital expenditures involving total payments of more than $500,000, (vii) that requires annual or remaining payments in excess of $100,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days or (x) that obligates the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Each such Contract (x) is valid and binding on the parties thereto and is in full force and effect and (y) upon consummation of the Contemplated Transactions shall continue in full force and effect except where such failure would not result in a Company Material Adverse Effect.

(b) The Company is not in default in any respect under any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, which default would have a Company Material Adverse Effect.

2.13 COMPLIANCE WITH LAWS; PERMITS

The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Company Material Adverse Effect. The Company has all permits, licenses, easements, variations, exemptions, consents, certificates approvals, authorizations and registrations (collectively, "Permits") with and under all federal, state and local Laws, and from all Governmental Bodies required by it to carry on its business as currently conducted, except where the failure to have such Permits would not have a Company Material Adverse Effect.

2.14 CERTAIN PAYMENTS

To the Company’s Knowledge, the Company has not directly or indirectly, in violation of applicable Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.

2.15 LABOR MATTERS; EMPLOYEES

(a) To the Knowledge of the Company:

(i) There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending against or affecting the Company and, during the past 12 months, there has not been any such action;

(ii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company;

(iii) none of the employees of the Company are represented by any labor organization and the Company has no Knowledge of any current union organizing activities among the employees of the Company;

(iv) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board;

(v) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company pending before the National Labor Relations Board;

(vi) there are no pending citations, relating to the Company before the Occupational Safety and Health Administration; and

(vii) there are no pending claims by any current or former employee of the Company or any employment-related claims or investigations by any Governmental Body, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

(b) In the last 12 months, the Company has not effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

2.16 BROKERS; FINDERS

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, except for the fees payable by the Company to Petrie Parkman. The Company has heretofore furnished Parent true and complete copies of all agreements between the Company and Petrie Parkman.

2.17 INSURANCE

The Company has made available to Parent copies of all insurance policies carried by the Company. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company has complied in all material respects with the terms and provisions of such policies.

2.18 INTELLECTUAL PROPERTY

The Company owns the right, title and interest, free and clear of any Encumbrance, in and to, or a license to use, or otherwise has the right to use, all patents and patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, domain names, corporate names and goodwill associated therewith, and copyrights ("Intellectual Property") currently used in the conduct of the business of the Company, except where the failure to so own, be licensed or otherwise have the right to use such Intellectual Property would not have a Company Material Adverse Effect. No Person has notified the Company that the Company’s use of the Intellectual Property infringes on the rights of any Person.

2.19 BOOKS AND RECORDS

The minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including an adequate system of internal controls. The minute books of the Company contain accurate and complete records of the meetings held of, and corporate action taken by, the Shareholders and the Company’s board of directors.

2.20 COMPANY OIL AND GAS PROPERTIES

(a) The Company has furnished Parent with a copy of the Company Reserve Report. To the Company’s Knowledge, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report and in any supplement thereto or update thereof furnished to Parent was accurate at the time provided to Ryder Scott Company in all material respects.

(b) Except for goods and other property sold, used or otherwise disposed of since the date of the Balance Sheet in the Ordinary Course of Business and as to title defects which, when considered in the aggregate, would not have a Company Material Adverse Effect, the Company has Defensible Title in and to (i) the oil and gas properties forming the basis for the proved reserves reflected in the Company Reserve Report as owned by the Company (the "Company Oil and Gas Properties"), and (ii) all other properties, interests in properties and assets, real and personal, reflected in the Company’s SEC Reports as owned by the Company, free and clear of any Encumbrances, except Permitted Encumbrances.

(c) As used herein, the term "Defensible Title" means such interest in production from the Company Oil and Gas Properties in the Company Reserve Report that entitles the holder thereof to receive not materially less than the interest set forth in the Company Reserve Report with respect to such property under the caption "Revenue Interest" or "NRI" without reduction during the life of such property except as stated in such reserve report; and obligates the holder thereof to pay costs and expenses relating to each such property in a proportion not materially greater than the interest set forth under the caption "Working Interest" or "WI" in the Company Reserve Report with respect to such property, without increase over the life of such property except as shown on the Company Reserve Report.

(d) As used herein, the term "Permitted Encumbrances" shall mean:

(i) lessors’ royalties, overriding royalties, division orders, reversionary interests and net profits and similar burdens which do not operate to reduce the net revenue interests in any property below those set forth in the Company Reserve Report;

(ii) the terms and conditions of the oil, gas and mineral leases (the "Company Leases") related to the Company Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Company Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

(iii) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

(iv) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business;

(v) conventional rights of reassignment obligating the Company to reassign its interests in a portion of the Company Oil and Gas Properties to a third party in the event the Company intends to release or abandon such interest;

(vi) calls on or preferential rights to purchase production at not less than prevailing prices;

(vii) covenants, conditions, and other terms to which the Company Oil and Gas Properties are subject that are not such as to materially interfere with the operation, value, use and enjoyment of the Company Oil and Gas Properties;

(viii) rights reserved to or vested in any Governmental Body to control or regulate any of the Company Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Body; and

(ix) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Company Oil and Gas Properties that would not materially interfere with the operation of the Company Oil and Gas Properties.

(e) The Company Leases are in good standing, valid and effective and all royalties, rentals and other payments due by the Company to any lessor of any such leases have been properly paid, except as to Company Leases, royalties, rentals and other payments which, when considered in the aggregate, would not have a Company Material Adverse Effect. All major items of operating equipment of the Company are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

(f) Section 2.20(f) of the Company Disclosure Schedule sets forth the Company’s material future, hedge, swap, collar, put, call, floor, cap, option and other contracts intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of hydrocarbons as of the date hereof.

(g) Except as set forth in Section 2.20(g) of the Company Disclosure Schedule and for gas balancing agreements containing customary provisions, the Company is not obligated under, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Company Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. To the Company’s Knowledge, Section 2.20(g) of the Company Disclosure Schedule sets forth a substantially accurate estimate of the net amount that the Company Oil and Gas Properties are, in the aggregate, either "over-produced" or "under-produced."

(h) Other than as expressly set forth in this Section 2.20, the Company makes no representation or warranty, and hereby disclaims any representation or warranty, that the reserve estimates, cost and cash flow estimates, oil and gas commodity price estimates, other price estimates or production or flow rate estimates contained in the Company Reserve Report, or in any supplement thereto or update thereof, are complete, accurate or not misleading, such estimates being predicted as to future events which are inherently subject to incompleteness, inaccuracy and uncertainty.

2.21 INFORMATION IN SEC DOCUMENTS

The information supplied by the Company for inclusion in the Form S-4 and Proxy Statement/Prospectus shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Merger Sub for inclusion in the Form S-4 and Proxy Statement/Prospectus.

2.22 DISCLOSURE SCHEDULE

The Parent and Merger Sub acknowledge and agree that (a) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Parties hereto, (b) the disclosure of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Company Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (d) the disclosure of any fact or item in the Company Disclosure Schedule shall not represent an admission by the Company that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the Company to Parent and Merger Sub, and (e) each attachment referenced in the Company Disclosure Schedule shall be deemed incorporated into and a part of such Company Disclosure Schedule.

2.23 DUE DILIGENCE

Company is experienced and knowledgeable in the oil and gas business and is aware of its risks. To the Company’s Knowledge, it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies and other properties and assets of the Parent that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had an opportunity to meet with the officers and employees of the Parent to discuss the business of the Parent. Company acknowledges that none of the Parent or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Parent furnished or made available to Company and its Representatives, except as expressly set forth in this Agreement or the Parent Disclosure Schedule, and none of the Parent or any other Person shall have or be subject to any liability to Company or any other Person resulting from the distribution to Company, or Company’s use of, any such information, including and any information, documents or material made available to Company in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to Company that, except as set forth in the Parent Disclosure Schedule or in any of the Parent’s SEC Reports:

3.1 ORGANIZATION AND GOOD STANDING

The Parent and WOGC are each duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct their business as now being conducted, to own or use the properties and assets that they purport to own or use and to perform all their respective obligations under their Contracts, except where the failure to have such power or authority would not result in a Parent Material Adverse Effect. The Parent and WOGC are each duly qualified to do business as a foreign corporation and are each in good standing under the laws of the states or jurisdictions in which either the ownership or use of the properties owned or used by either of them, or the nature of the activities conducted by either of them, requires such qualification, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

The Merger Sub is duly organized, validly existing and in good standing under the laws of the state of Colorado. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Contemplated Transactions, Merger Sub has not incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

3.2 AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the CBCA). This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to bankruptcy and other laws affecting creditors’ rights generally and to general principles of equity.

(b) The execution and delivery of this Agreement by the Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the filing of Articles of Merger as required by the CBCA, and (C) such material Consents set forth on Schedule 3.2 of the Parent Disclosure Schedule (the "Parent Required Material Consents"); and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Parent Material Adverse Effect.

(c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly, except as set forth in Section 3.2(b), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of the Parent or Merger Sub, or (B) any resolution adopted by the board of directors or stockholders of the Parent or Merger Sub; (ii) Contravene, conflict with or result in a violation of any Law or Order; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Parent; (iv) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any material Parent Contract or (v) require a Consent from any Person, except, in the case of clauses (ii), (iii), (iv) and (v), for any such Contravention, conflict or violation that would not have a Parent Material Adverse Effect. The boards of directors of the Parent and Merger Sub, at meetings duly called and held, have approved this Agreement and the Contemplated Transactions. The vote of the Parent’s stockholders is not required in connection with the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized capital stock of the Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, (a) 18,750,000 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 2,000,000 shares of Parent Common Stock are reserved for issuance under the Parent’s stock option plans, and (c) no shares of Parent Common Stock are held in the treasury of the Parent. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Parent SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Parent’s stockholders may vote. Except as set forth in this Section 3.3, as of the date hereof no shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Parent will be issued or become outstanding after the date hereof other than upon exercise of Parent Options outstanding as of the date hereof. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of the Parent, or obligating the Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Parent. WOGC is the Parent’s only Subsidiary which would constitute a "significant subsidiary" within Rule 1-02(w) or Regulation S-X of the Securities Act.

The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and held by Parent.

3.4 SEC FILINGS

The Parent has filed all required forms, reports, registration statements, information statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Parent SEC Reports (a) have been filed on a timely basis; and (b) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Parent SEC Reports required by the Exchange Act at the time filed, nor any of the Parent SEC Reports required by the Securities Act as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later-filed Parent SEC Report filed and publicly available prior to the date hereof.

3.5 FINANCIAL STATEMENTS; TAX MATTERS

(a) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Parent and WOGC as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to year-end adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements for the period ended September 30, 2003 included in the Parent SEC Reports (the "Parent Balance Sheet")); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(b) Neither the Parent nor any Affiliate of the Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.6 NO UNDISCLOSED LIABILITIES

Neither the Parent nor WOGC has any Liabilities except for Liabilities reflected or reserved against in the Parent Balance Sheet, current liabilities incurred in the Ordinary Course of Business, Liabilities set forth in the Parent SEC Reports and contingent or inchoate liabilities that would not have a Parent Material Adverse Effect.

3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as disclosed in the Parent SEC Reports, since September 30, 2003, the Parent and WOGC have each conducted their business only in the Ordinary Course of Business and there has not been any Parent Material Adverse Effect.

3.8 LEGAL PROCEEDINGS

Except to the extent that would not have a Parent Material Adverse Effect, there is no pending, or to the Knowledge of the Parent or WOGC threatened, Proceeding (a) that has been commenced by or against the Parent or WOGC or that otherwise relates to or the business of, or any of the assets owned by, the Parent or WOGC, except for such Proceedings as are normally incident to the business carried on by the Parent or WOGC, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

3.9 ENVIRONMENTAL MATTERS

To the Knowledge of the Parent, the Parent and WOGC are in substantial compliance with all applicable Environmental Laws except to the extent that any events of non-compliance, when considered in the aggregate, would not result in Environmental Liabilities that would have a Parent Material Adverse Effect. To the Knowledge of the Parent, neither the Parent nor WOGC has received any order, notice, or other communication regarding a current, unresolved violation of any applicable Environmental Law from (a) any Governmental Body, or (b) the current or prior owner or operator of any Facilities. For purposes of this Section 3.9, "Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

(c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended.

3.10 COMPLIANCE WITH LAWS; PERMITS

The Parent and WOGC have each complied with, are not in violation of, and have not received any notices of violation with respect to, any applicable Law with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which would not have a Parent Material Adverse Effect. The Parent and WOGC each have all Permits with and under all federal, state and local Laws, and from all Governmental Bodies required by them to carry on their business as currently conducted, except where the failure to have such Permits would not have a Parent Material Adverse Effect.

3.11 BROKERS; FINDERS

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Parent or Merger Sub.

3.12 PARENT OIL AND GAS PROPERTIES

(a) The Parent has furnished Company with a copy of the Parent Reserve Report. To the Parent’s Knowledge, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report and in any supplement thereto or update thereof furnished to Company was accurate at the time provided to Ryder Scott Company, Cawley, Gillespie & Associates, Inc. and R.A. Lenser & Associates, Inc., in all material respects.

(b) Except for goods and other property sold, used or otherwise disposed of since the date of the Parent Balance Sheet in the Ordinary Course of Business and as to title defects which, when considered in the aggregate, would not have a Parent Material Adverse Effect, the Parent and WOGC, as applicable, has Defensible Title in and to (i) the oil and gas properties forming the basis for the proved reserves reflected in the Parent Reserve Report as owned by the Parent or WOGC (the "Parent Oil and Gas Properties"), and (ii) all other properties, interests in properties and assets, real and personal, reflected in the Parent’s SEC Reports as owned by the Parent or WOGC, free and clear of any Encumbrances, except Permitted Encumbrances.

(c) As used herein, the term "Defensible Title" means such interest in production from the Parent Oil and Gas Properties in the Parent Reserve Report that entitles the holder thereof to receive not materially less than the interest set forth in the Parent Reserve Report with respect to such property under the caption "Revenue Interest" or "NRI" without reduction during the life of such property except as stated in such reserve report; and obligates the holder thereof to pay costs and expenses relating to each such property in a proportion not materially greater than the interest set forth under the caption "Working Interest" or "WI" in the Parent Reserve Report with respect to such property, without increase over the life of such property except as shown on the Parent Reserve Report.

(d) As used herein, the term "Permitted Encumbrances" shall mean:

(i) lessors’ royalties, overriding royalties, division orders, reversionary interests and net profits and similar burdens which do not operate to reduce the net revenue interests in any property below those set forth in the Parent Reserve Report;

(ii) the terms and conditions of the oil, gas and mineral leases (the "Parent Leases") related to the Parent Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Parent Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

(iii) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

(iv) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business;

(v) conventional rights of reassignment obligating the Parent or WOGC to reassign its interests in a portion of the Parent Oil and Gas Properties to a third party in the event the Parent or WOGC, as applicable, intends to release or abandon such interest;

(vi) calls on or preferential rights to purchase production at not less than prevailing prices;

(vii) covenants, conditions, and other terms to which the Parent Oil and Gas Properties are subject that are not such as to materially interfere with the operation, value, use and enjoyment of the Parent Oil and Gas Properties;

(viii) rights reserved to or vested in any Governmental Body to control or regulate any of the Parent Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Body; and

(ix) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Parent Oil and Gas Properties that would not materially interfere with the operation of the Parent Oil and Gas Properties.

(e) The Parent Leases are in good standing, valid and effective and all royalties, rentals and other payments due by the Parent and WOGC, as applicable, to any lessor of any such leases have been properly paid, except as to Parent Leases, royalties, rentals and other payments which, when considered in the aggregate, would not have a Parent Material Adverse Effect. All major items of operating equipment of the Parent and WOGC are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

(f) Other than as expressly set forth in this Section 3.12, the Parent makes no representation or warranty, and hereby disclaims any representation or warranty, that the reserve estimates, cost and cash flow estimates, oil and gas commodity price estimates, other price estimates or production or flow rate estimates contained in the Parent Reserve Report, or in any supplement thereto or update thereof, are complete, accurate or not misleading, such estimates being predicted as to future events which are inherently subject to incompleteness, inaccuracy and uncertainty.

3.13 INFORMATION IN SEC DOCUMENTS

The information supplied by Parent or Merger Sub for inclusion in the Form S-4 and Proxy Statement/Prospectus shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company for inclusion in the Form S-4 and Proxy Statement/Prospectus.

3.14 DISCLOSURE SCHEDULE

The Company acknowledges and agrees that (a) the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Parties hereto, (b) the disclosure of any matter in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Parent that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Parent Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (d) the disclosure of any fact or item in the Parent Disclosure Schedule shall not represent an admission by the Parent that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the Parent and Merger Sub to Company, and (e) each attachment referenced in the Parent Disclosure Schedule shall be deemed incorporated into and a part of such Parent Disclosure Schedule.

3.15 DUE DILIGENCE

Parent is experienced and knowledgeable in the oil and gas business and is aware of its risks. To the Parent’s Knowledge, it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies and other properties and assets of the Company that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had an opportunity to meet with the officers and employees of the Company to discuss the business of the Company. Parent acknowledges that none of the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement or the Company Disclosure Schedule, and none of the Company or any other Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including and any information, documents or material made available to Parent in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby. Parent acknowledges that, should the Closing occur, Parent shall acquire the capital stock of the Company without any representation or warranty as to merchantability or fitness of the assets of the Company for any particular purpose, and such assets shall be in an "as is" condition and on a "where is" basis.

ARTICLE 4: CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 ACCESS AND INVESTIGATION

During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), each Party shall, and shall cause the Representatives of such Party to: (a) provide the other Party’s Representatives with reasonable access to such Party’s Oil and Gas Properties, such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; and (b) provide the other Party’s Representatives with such copies of such Party’s Material Contracts and the existing books, records, Tax Returns, work papers and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party, as the other Party may reasonably request.

4.2 OPERATION OF COMPANY’S BUSINESS

During the Pre-Closing Period, except as provided in this Agreement: (i) the Company shall conduct its business and operations (A) in the Ordinary Course of Business and (B) in compliance with all applicable Laws and the requirements of all of the Company’s Material Contracts, except where failure to so comply would not have a Company Material Adverse Effect; (ii) the Company shall use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current directors, officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) the Company shall not take, without the prior Consent of the Parent, any affirmative action within its control as a result of which any of the changes or events in Section 2.7 would occur; and (iv) the Company shall promptly notify the Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Proceeding commenced against, relating to or involving or otherwise affecting the Company that relates to the consummation of the Contemplated Transactions.

4.3 NO SOLICITATION

(a) The Company and its Representatives shall immediately cease any discussions or negotiations, if any, with any other Persons that may be ongoing as of the date hereof with respect to any Acquisition Proposal. The Company shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company. Following the date hereof, the Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to, except pursuant to Section 4.3(c), (i) solicit, initiate or knowingly encourage any inquires that would reasonably be expected to lead to the submission of any Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub the Company Board Recommendation or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to an unsolicited (i.e., solicited after the date hereof) Significant Proposal that is submitted to the Company by such Person (and not withdrawn) after the date of this Agreement if (w) neither the Company nor its Representatives have violated the provisions of this Section 4.3, (x) the board of directors of the Company shall have determined in good faith, after consultation with its outside legal advisors, that any such actions are required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law, (y) the Company promptly gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement in substantially the form attached as Exhibit B (it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, including the last sentence of Section 4.3(b), the Company shall be entitled to waive paragraph 8 of such confidentiality agreement and any such waiver shall not constitute a breach of this Section 4.3) and (z) the Company promptly furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. Subject to the provisions of this Section 4.3, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of the Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) neither the Company nor its Representatives have violated the provisions of this Section 4.3; (ii) a bona fide written proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the proposal) is made by a third party to the Company after the date of this Agreement and is not withdrawn; (iii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such offer is a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; (iv) notwithstanding such negotiations and adjustments pursuant to clause (iii) above, the Company’s board of directors determines in good faith that such offer constitutes a Superior Proposal; (v) the Company’s Special Committee and board of directors determines in good faith, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law; and (vi) prior to the earlier of the withdrawal or modification of the Company Board Recommendation or the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, the Company makes the payments required to be made pursuant to Section 9.3. In making any determination to withdraw or modify the Company Board Recommendation, the Company may consider any revised offer by Parent made prior to any determination to make such withdrawal or modification. The Company may communicate information about any Acquisition Proposal to its stockholders if, in the judgment of the Company’s board of directors, based upon the advice of outside counsel, the failure to communicate information would violate federal or state securities laws or constitute a breach of the directors’ fiduciary duties. Nothing contained in this Agreement shall prohibit the Company or the Company’s board of directors from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act.

ARTICLE 5: ADDITIONAL COVENANTS OF THE PARTIES

5.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT

As soon as reasonably practicable following the date of this Agreement, the Company and Parent will prepare and Parent will file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4"), in which the proxy statement relating to the approval by the Shareholders of the Company of the Agreement (as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will be included as a prospectus. Each of the Company and Parent will use its Reasonable Best Efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its Reasonable Best Efforts to cause the Proxy Statement/Prospectus to be mailed to the Shareholders of the Company as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company will furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement/Prospectus will made by the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to the Shareholders of the Company. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

5.2 SHAREHOLDERS’ MEETING

The Company shall, as soon as reasonably practicable, subject to the Company’s right to terminate this Agreement pursuant to Section 9.1, take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the Company’s Shareholders to vote on a proposal to approve the Merger and this Agreement (the "Company Shareholders’ Meeting") and, subject to Section 4.3(c), shall use its Reasonable Best Efforts to solicit the approval of the Merger and this Agreement by the Required Company Shareholder Vote. The Company Shareholders’ Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as practicable after the Form S-4 is declared effective by the SEC. Subject to Section 4.3(c), the Proxy Statement/Prospectus shall include the Company Board Recommendation.

5.3 REASONABLE BEST EFFORTS TO CLOSE

(a) The Parties shall use their Reasonable Best Efforts to take, or cause to be taken, all actions necessary to consummate and make effective the Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the Company’s right to terminate this Agreement pursuant to Section 9.1, Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their Reasonable Best Efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Laws or Contract, or otherwise) by such Party in connection with any of the Contemplated Transactions and (iii) shall use its Reasonable Best Efforts to lift any restraint, injunction or other legal bar to any of the Contemplated Transactions. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement, the Shareholder Agreements or any of the transactions contemplated hereby or thereby, the Parties shall (at Parent’s expense) promptly grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

(b) Parent will cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

(c) Each of Parent and the Company will use its Reasonable Best Efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 8.7, including by executing customary representation letters referred to therein and delivering such letters prior to (i) the filing of the Form S-4 with the SEC and (ii) the Closing.

5.4 DISCLOSURE

Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company, Parent and Merger Sub shall not, and shall not permit any of their Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) Parent and Company shall have approved such disclosure or (b) the Company or Parent shall have been advised by its outside legal counsel that such disclosure is required by applicable Law or the rules of the New York Stock Exchange or the Nasdaq National Market, as applicable.

5.5 INDEMNIFICATION

(a) For a period until six (6) years after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements, dated prior to the date hereof, between the Company and its directors and officers as of the date hereof to immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under the Company’s Governing Documents as in effect on the date hereof. The Governing Documents of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses protecting and indemnifying the Indemnified Parties to the fullest extent of applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable law.

(b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering the Indemnified Parties on terms no less favorable than those applicable to the current directors and officers of the Company, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time (including, without limitation, the Contemplated Transactions); provided, however, that in satisfying its obligation under this Section 5.5(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of the amount per annum the Company is currently paying for such coverage; provided further, that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain policies with as much coverage as is available for a cost not exceeding such amount.

(c) This Section 5.5 shall survive the consummation of the Contemplated Transactions, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

5.6 TRANSFER TAXES

Parent shall pay any sales, use, transfer, stamp, documentary or other similar Taxes and any recording and filing fees incurred in connection with the Contemplated Transactions.

5.7 AFFILIATES

The Company will deliver to Parent a letter identifying all persons who, to the Company’s reasonable knowledge, are at the time this Agreement is submitted for adoption by the Shareholders, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use its Reasonable Best Efforts to cause each such person to deliver to Parent prior to the mailing of the Proxy Statement/Prospectus a written letter substantially in the form attached as Exhibit C hereto.

5.8 SECTION 16 MATTERS

Prior to the Effective Time, each of the Parent and the Company shall use their Reasonable Best Efforts to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9 PUBLIC ANNOUNCEMENTS

The Parent and the Company will consult with and provide each other the reasonable opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the Contemplated Transactions and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

ARTICLE 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

The obligation of each Party to effect the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1 COMPANY SHAREHOLDER APPROVAL

This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Vote.

6.2 NO RESTRAINTS

No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that prohibits, retrains, enjoins, restricts or makes consummation of the Merger illegal.

6.3 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT

The SEC shall have declared the Form S-4 effective and the Parent Common Stock issuable to the Shareholders and to holders of Company Stock Options shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn.

ARTICLE 7: CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S

OBLIGATION TO CLOSE

The obligation of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by Parent and Merger Sub at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

The representations and warranties of the Company contained in this Agreement (a) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that have not had a Company Material Adverse Effect.

7.2 COMPANY’S PERFORMANCE

The Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

7.3 CONSENTS

Each of the Governmental Authorizations, the Company Required Material Consents and the other Consents identified in Section 2.2 must have been obtained and must be in full force and effect, the absence of which would result in a Company Material Adverse Effect. Each of the Governmental Authorizations, the Parent Required Material Consents and the other Consents identified in Section 3.2 must have been obtained and must be in full force and effect, the absence of which would result in a Parent Material Adverse Effect. If a filing pursuant to the HSR Act is required, the applicable waiting period under the HSR Act shall have expired or been terminated.

7.4 OFFICER’S CERTIFICATE

The Company shall have delivered to Parent and Merger Sub a certificate, executed on behalf of the Company by an authorized executive officer of the Company, and dated as of the Closing Date that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.5 have been duly satisfied.

7.5 NO PROCEEDINGS

There shall not be pending any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from the Company or any of its officers or directors or from Parent or any of its Subsidiaries any damages that would result in a Parent Material Adverse Effect; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Company; (d) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Company; or (e) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger, which, in each instance, if adversely determined, would have a Company Material Adverse Effect.

ARTICLE 8: CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to effect the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

The representations and warranties of Parent and Merger Sub contained in this Agreement (a) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that have not had a Parent Material Adverse Effect.

8.2 PARENT’S AND MERGER SUB’S PERFORMANCE

Parent and Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

8.3 CONSENTS

Each of the Governmental Authorizations, the Parent Required Material Consents and the other Consents identified in Section 2.2 must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have a Parent Material Adverse Effect. If a filing pursuant to the HSR Act is required, the applicable waiting period under the HSR Act shall have expired or been terminated.

8.4 OFFICER’S CERTIFICATE

Parent shall have delivered to the Company a certificate, executed on behalf of Parent and Merger Sub by an authorized executive officer of Parent, and dated as of the Closing Date that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.6 have been duly satisfied.

8.5 FEES AND EXPENSES

At Closing, all reasonable fees and expenses of the Special Committee and its advisors, including all reasonable attorneys’ and other professional fees shall be paid in full.

8.6 NO PROCEEDINGS

There shall not be pending any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain material damages from the Company; or (c) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Company.

8.7 LEGAL OPINION

The Company shall have received the written opinion of Holme Roberts & Owen LLP, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as customary representation letters of Parent, Merger Sub and Company.

ARTICLE 9: TERMINATION

9.1 TERMINATION

This Agreement may be terminated prior to the Effective Time (whether before or after the approval of this Agreement by the Company’s Shareholders):

(a) by mutual written consent of Parent and the Company.

(b) by either Parent or the Company if:

(i) if the Merger shall not have been consummated by July 31, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

(ii) any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) (A) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s Shareholders shall have voted on a proposal to approve this Agreement, and (B) this Agreement shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if the failure to obtain such Shareholder approval is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party at or prior to the Effective Time.

(c) by the Company if:

(i) [Intentionally omitted.]

(ii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (A) any of Parent’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (B) (1) any of Parent’s or Merger Sub’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (2) such inaccuracy has not been cured by Parent or Merger Sub, as applicable, within five Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (C) any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.2 could not be satisfied; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(ii) if the Company is at such time in material breach of its obligations under this Agreement; or

(iii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (i) a bona fide written proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the proposal) is made by a third party to the Company after the date of this Agreement and is not withdrawn; (ii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such offer is a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; (iii) notwithstanding such negotiations and adjustments pursuant to clause (ii) above, the Company’s board of directors determines in good faith that such offer constitutes a Superior Proposal, (iv) in light of such Superior Proposal, the Special Committee and board of directors of the Company shall have determined in good faith, after having taken into account the written advice of the Company’s outside legal advisors, that termination of this Agreement is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law, (v) the Company and its Representatives have complied in all material respects with Section 4.3, (vi) the Company pays the Damage Payment and expenses provided for under Section 9.3(a) prior to termination, and (vii) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal.

(d) by Parent if:

(i) [Intentionally omitted.]

(ii) any of the following have occurred: (a) the Company’s board of directors recommends to the Company’s Shareholders any Acquisition Proposal, Significant Proposal or Superior Proposal; (b) the Company enters into any agreement, letter of intent or similar document (other than a confidentiality or other similar agreement executed in accordance with Section 4.3(c)) contemplating or otherwise relating to any Acquisition Proposal, Significant Proposal or Superior Proposal; (c) the Company’s board of directors or any committee thereof shall have withdrawn, modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Merger Sub the Company Board Recommendation; or (d) the Company’s board of directors shall have resolved to do any of the foregoing; or

(iii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (A) any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (B) (1) any of the Company’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, and (2) such inaccuracy has not been cured by the Company within five Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (C) any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 could not be satisfied; provided, that Parent may not terminate this Agreement pursuant to this Section 9.1(d)(iii) if either the Parent or Merger Sub is at such time in material breach of its obligations under this Agreement.

9.2 EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that this Section 9.2 and Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect. Any confidentiality, non-disclosure agreement or other similar agreements by or among the Parties shall also survive the termination of this Agreement.

9.3 EXPENSES/DAMAGE UPON TERMINATION

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that if this Agreement is terminated (i) by Parent pursuant to Section 9.1(d), (ii) by the Company pursuant to Section 9.1(c)(iii), or (iii) by Parent or the Company pursuant to Sections 9.1(b)(i) or 9.1(b)(iii) and, in the case of such a termination pursuant to Sections 9.1(b)(i) or 9.1(b)(iii), (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been received by the Company and/or publicly announced or otherwise publicly communicated to the Company’s Shareholders generally and (B) prior to the twelve month anniversary of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall, in the case of clause (i), not later than one Business Day following such termination, in the case of clause (ii), as provided in Section 9.1(c)(iii), or in the case of clause (iii), not later than one Business Day following the Company entering into a definitive agreement with respect to, or the consummation of, the Acquisition Proposal prior to the twelve month anniversary of such termination, make a nonrefundable cash payment to Parent in an amount equal to $2,500,000 (the "Damage Payment"), together with the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with any of the Contemplated Transaction. The Company acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 9.3(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.3(a), the Company shall pay to Parent or Merger Sub, as the case may be, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank One, NA in effect on the date such payment was required to be made.

(b) Notwithstanding the preceding, in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then Parent shall make a nonrefundable cash payment to the Company equal to the Damage Payment, together with the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with any other Contemplated Transaction.

(C) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE DAMAGE PAYMENT (TOGETHER WITH THE PAYMENT OF APPLICABLE COSTS AND EXPENSES) SHALL BE DEEMED TO BE SOLE AND EXCLUSIVE LIQUIDATED DAMAGES FOR THE TERMINATION OF THIS AGREEMENT FOR THE CAUSES DESCRIBED IN SECTION 9.3(a) AND SECTION 9.3(b), AS APPLICABLE.

ARTICLE 10: GENERAL PROVISIONS

10.1 NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Parties):

If to the Company:

Equity Oil Company

10 West Broadway, Suite 806

Salt Lake City, Utah 84101

Attn: Paul M. Dougan

Facsimile No.: (801) 521-3534

E-mail Address: pdougan@xmission.com

With a copy (which will not constitute notice) to:

Holme Roberts & Owen LLP

299 South Main Street, Suite 1800

Salt Lake City, Utah 84111

Attn: Stuart A. Fredman

Facsimile No.: (801) 521-9639

E-mail Address: stuart.fredman@hro.com

If to Parent or Merger Sub:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Attn: James J. Volker, President and CEO

Facsimile No.: (303) 861-4023

E-mail Address: JimV@whiting.com

With a copy (which will not constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.

821 – 17th Street, Suite 500

Denver, Colorado 80202

Attn: Kendor P. Jones

Facsimile No.: (303) 832-2366

E-mail Address: kjones@wsmtlaw.com

and

Foley & Lardner

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile No.: (414) 297-4900

E-mail Address: bgarmer@foley.com

10.2 FURTHER ACTIONS

Upon the request of any Party to this Agreement, the other Parties will (a) furnish to the requesting Party any additional information, (b) execute and deliver any other documents and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.3 INCORPORATION OF SCHEDULES AND EXHIBITS

The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

10.4 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the Company’s Shareholders); provided, however, that after any such approval of this Agreement by the Company’s Shareholders, no amendment shall be made which by Law requires further approval of the Company’s Shareholders without the further approval of such Shareholders. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by all of the Parties to this Agreement.

10.5 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and all rights to any causes of action relating thereto shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

10.6 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.7 DRAFTING AND REPRESENTATION

The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any Party because that Party or its legal representative drafted the provision.

10.8 SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, however, Parent can assign all of its rights and obligations under this Agreement to any Affiliate of Parent so long as Parent unconditionally guarantees the obligations of such Affiliate. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of each Party’s successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section and for the provisions of Article 1 (collectively, "Third-Party Provisions"). The Third-Party Provisions may be enforced by the beneficiaries thereof.

10.10 ENFORCEMENT OF AGREEMENT

Each Party acknowledges and agrees that the other Party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled, at Law or in equity, but subject to the provisions of Section 9.3, the other Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11 WAIVER

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.12 GOVERNING LAW

This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflict of law).

10.13 JURISDICTION; SERVICE OF PROCESS

Any action, hearing, suit or Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire jurisdiction, in the federal courts located in the State of Colorado, City and County of Denver. Each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The Parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any Party anywhere in the world.

10.14 COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[The remainder of this page intentionally left blank]

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

WHITING PETROLEUM CORPORATION

By: /s/ James J. Volker

James J. Volker, President and CEO

WPC EQUITY ACQUISITION CORP.

By: /s/ James J. Volker

James J. Volker, President

EQUITY OIL COMPANY

By: /s/ Paul M. Dougan

Paul M. Dougan, President and CEO

EXHIBIT A

CONSTRUCTION AND DEFINITIONS

1. CONSTRUCTION

Any reference in the Agreement (as defined below) to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to the Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of the Agreement. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

2. DEFINITIONS

For the purposes of the Agreement, the following terms and variations on them have the meanings specified in this Section:

"Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

"Acquisition Transaction" means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or any of their affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 9.9% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues or sells securities representing more than 9.9% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale (other than sales of Inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of Inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for a material portion of the consolidated net revenues, net income or assets of the Company.

"Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

"Agreement" is defined in the first paragraph of the Agreement.

"Articles of Merger" is defined in Section 1.3.

"Balance Sheet" is defined in Section 2.5.

"Business Day" means any day other than a Saturday, a Sunday or a day when commercial banks in Salt Lake City, Utah or Denver, Colorado are authorized by law, rule or regulation to be closed. In computing time periods, the first Business Day following the occurrence of the applicable event shall be counted as the first day of the time period.

"CBCA" is defined in Section 1.2.

"Closing" is defined in Section 1.3.

"Closing Date" is defined in Section 1.3.

"Code" is defined in the Preliminary Statements to this Agreement.

"Company" is defined in the first paragraph of the Agreement.

"Company Board Recommendation" is defined in Section 2.9(a).

"Company Common Stock" means the common stock, $1.00 par value per share, of the Company.

"Company Contract" means any legally binding Contract (a) under which the Company has or may acquire rights, (b) under which the Company is or may become subject to Liability or (c) by which the Company or any of its assets is or may become bound.

"Company Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 2 by the Company to Parent concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

"Company Leases" is defined in Section 2.20(d).

"Company Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that would have a material adverse effect on the long-term business, condition, capitalization, assets, liabilities, operations or financial performance of the Company taken as a whole; provided, however, that solely for purposes of the representations and warranties set forth in Sections 2.6, 2.11 and 2.20(b), "Company Material Adverse Effect" means events, violations, inaccuracies, circumstances or other matters that would have an adverse impact on the results of its operations or financial or other condition of an amount in excess of $6,000,000; provided, further, that in any event, the following shall not be deemed to constitute, create or cause a Company Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry such as fluctuations in the price of oil and gas, and that result from international, national, regional, state or local economic conditions, from general developments or conditions in the industry in which the Company conducts business or from other general economic conditions, facts or circumstances that are not subject to the control or such Party, (ii) that result from any of the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of the Company, (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks or (v) that result from any change resulting from the actions of Parent. The method of determining the amount of a Company Material Adverse Effect resulting from a violation, inaccuracy or breach of the Company’s representations and warranties set forth in Section 2.11 and Section 2.20(b) shall be determined in accordance with Schedule 1.

"Company Material Contracts" is defined in Section 2.12.

"Company Oil and Gas Properties" is defined in Section 2.20(b).

"Company Required Material Consents" is defined in Section 2.2(b).

"Company Reserve Report" means the report of Ryder Scott Company containing estimates of the Company’s oil and gas reserves as of October 1, 2003.

"Company SEC Reports" means (a) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning since January 1, 2001, (b) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (a) above, (c) all proxy statements relating to the Company’s meetings of Shareholders (whether annual or special) held, and all information statements relating to Shareholder consents, since the beginning of the first fiscal year referred to in clause (a) above, (d) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (a) above, and (e) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (a) above.

"Company Shareholders’ Meeting" is defined in Section 5.2.

"Company Stock Certificate" means any validly issued certificate representing shares of Company Common Stock.

"Company Stock Options" is defined in Section 1.5(d).

"Consent" means any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions" means all of the transactions to be carried out in accordance with the Agreement, including the merger of Merger Sub with and into the Company, the performance by the Parties of their other obligations under the Agreement.

"Contract" means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

"Contravene" or "Contravention" -- an act or omission would "Contravene" something if, as the context requires:

(a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

(b) the act or omission would give any Governmental Body or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it or to declare a default or accelerate the maturity of any obligation under it; or

(c) the act or omission would result in the creation of an Encumbrance on the stock or any of the assets of the Company.

"Converted Option" is defined in Section 1.5(e).

"Damage Payment" is defined in Section 9.3(a).

"Defensible Title" is defined in Section 2.20(c).

"Effective Time" is defined in Section 1.3.

"Encumbrance" means any mortgage, pledge, claim, lien, security interest, encumbrance or restriction of any kind; provided, however, that the term "Encumbrance" does not include (a) mechanic’s, materialman’s or similar liens with respect to amounts arising or incurred in the Ordinary Course of Business, (b) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) Permitted Encumbrances, (f) any Encumbrance on or affecting the applicable Party’s properties and assets which is discharged at or prior to the Effective Time or disclosed on the such Party’s Disclosure Schedule; and (g) such other imperfections in title, charges, easements, restrictions and Encumbrances which do not result in a Company or Parent Material Adverse Effect, as applicable.

"Entity" means any corporation, general partnership, limited liability company, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association or organization.

"Environment" means the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental Law" means any applicable binding and enforceable federal or state Law relating to the Environment or Hazardous Materials, as currently enforced, including the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Agent" is defined in Section 1.6(a).

"Exchange Fund" is defined in Section 1.6(a).

"Exchange Ratio" is defined in Section 1.5(a).

"Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by such Person and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by such Person.

"Form S-4" is defined in Section 5.1.

"GAAP" means generally accepted accounting principles for financial reporting in the United States.

"Governing Document" means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an Entity, and any Contract among all equity holders, partners or members of an Entity.

"Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

"Governmental Body" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other Entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official of any of the foregoing.

"Hazardous Materials" means any substances in reportable quantities that are classified as of the date of this Agreement pursuant to Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "toxic pollutants," "hazardous air pollutants."

"HSR Act" is defined in Section 2.2.

"Indemnified Parties" is defined in Section 5.5(a).

"Intellectual Property" is defined in Section 2.18.

"Knowledge" means, with respect to any Party, the actual knowledge of such Party’s directors or officers.

"Law" means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

"Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

"Merger" is defined in the Preliminary Statements.

"Merger Consideration" is defined in Section 1.5(a).

"Option Plans" is defined in Section 1.5(d).

"Merger Sub" is defined in the first paragraph of the Agreement.

"Merger Sub Common Stock" means the common stock of Merger Sub.

"Options" is defined in Section 2.3.

"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body pertaining to compliance with Law.

"Ordinary Course of Business" refers to actions taken in such Person’s normal operation, consistent with its past practice and having no Company or Parent Material Adverse Effect, as applicable.

"Parent" is defined in the first paragraph of the Agreement.

"Parent Balance Sheet" is defined in Section 3.5.

"Parent Common Stock" means the Common Stock, $0.001 par value per share, of Parent.

"Parent Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 3 by Parent and Merger Sub to the Company concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

"Parent Leases" is defined in Section 3.12.

"Parent Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that would have a material adverse effect on the long-term business, condition, capitalization, assets, Liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that the following shall not be deemed to constitute, create or cause a Parent Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and industry such as fluctuations in the price of oil and gas, and that result from international, national, regional, state or local economic conditions, from general developments or conditions in the industry in which Parent conducts business or from other general economic conditions, facts or circumstances that are not subject to the control or such Party, (ii) that result from any of the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Parent; (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks; or (v) that result from any change resulting from the actions of the Company.

"Parent Oil and Gas Properties" is defined in Section 3.12.

"Parent Required Material Consents" is defined in Section 3.2(b).

"Parent Reserve Report" means the report of Ryder Scott Company, Cawley, Gillespie & Associates, Inc. and R.A. Lenser & Associates, Inc., containing estimates of the Parent’s and WOGC’s oil and gas reserves as of October 7, 2003.

"Parent SEC Reports" means all forms, reports, registration statements and other documents filed by Parent with the SEC.

"Party" means the Company, Parent or Merger Sub.

"Permits" is defined in Section 2.13.

"Permitted Encumbrances" is defined in Section 2.20(d).

"Person" refers to an individual or an Entity.

"Petrie Parkman" is defined in Section 2.9(c).

"Pre-Closing Period" is defined in Section 4.1.

"Proceeding" means any action, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

"Proxy Statement/Prospectus" is defined in Section 5.1.

"Reasonable Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Reasonable Best Efforts under the Agreement will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to such Person of the Agreement and the Contemplated Transactions.

"Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

"Required Company Shareholder Vote" means the affirmative vote in favor of the Agreement and the Merger by the holders of two-thirds (2/3) of the issued and outstanding shares of Company Common Stock entitled to vote on the matter.

"SEC" means the United States Securities and Exchange Commission and any successor agency performing similar functions.

"Secretary of State" is defined in Section 1.3.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholder" means record and beneficial holders of the Shares of Company Common Stock.

"Shares" means shares of Company Common Stock.

"Significant Proposal" means any bona fide written proposal made by a third party (other than by Parent, Merger Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company board of directors determines in good faith, (a) could be more favorable from a financial point of view to the Company’s Shareholders than the Contemplated Transactions, and (b) is reasonably capable of being consummated.

"Special Committee" means that committee of independent directors established by the Company’s board of directors to evaluate the fairness of the Agreement and the Contemplated Transactions to the Company’s Shareholders.

"Subsidiary" of any Entity means any Entity of which such Entity directly or indirectly owns or has a right to acquire, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable the Entity owning the securities to elect at least a majority of the members of such Entity’s board of directors or other governing body, and (b) at least 50% of the outstanding equity or financial interests of such Entity.

"Superior Proposal" means any bona fide written proposal made by a third party (other than by Parent, Merger Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company board of directors determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable from a financial point of view, to the Shareholders than the Contemplated Transactions, (y) is made by a third party that has the good faith intent to proceed with negotiations and has the financial and other capability to consummate and (z) is reasonably likely to be consummated without undue delay. In the event that the Superior Proposal is a cash offer, such offer must be fully financed (which for the purposes of this Agreement shall mean the receipt of a commitment letter, from a reputable Person capable of financing the transaction, subject only to normal and customary conditions).

"Surviving Corporation" is defined in Section 1.1.

"Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

"Tax Return" means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

"Third-Party Provisions" is defined in Section 10.9.

"WOGC" means (i) Whiting Oil and Gas Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent and (ii) any other "significant subsidiary" within Rule 1-02(w) or Regulation S-X of the Securities Act.

EXHIBIT B

CONFIDENTIALITY AGREEMENT

__________ __, _______

[Other Person’s Name and Address]

Attention: [Name of Contact at other Person]

To Whom It May Concern:

Equity Oil Company ("Equity") and [Other Person ("X")] (each referred to as a "Company" and collectively referred to as the "Companies") have a preliminary interest in exploring a possible negotiated transaction that might involve a merger or other form of business combination of the Companies. In connection with [X’s] analysis of such a transaction, [X] has requested or may request in the future certain oral and written information concerning Equity, which information may be furnished by officers, directors, employees and/or agents or representatives of Equity (collectively, the "Information"). As a condition to being furnished with the Information, [X] agrees (and agrees to cause its affiliates and direct its advisors) to treat all Information in accordance with, and otherwise to comply with, the following terms and conditions of this letter agreement (this "Agreement"):

1. All Information furnished will be used by [X] solely for the purpose of evaluating a possible negotiated transaction between the Companies, approved by the board of directors of the Companies, and will not be used in any way directly or indirectly detrimental to Equity, and unless and until the Companies have completed a negotiated transaction pursuant to a definitive agreement (the "Transaction Agreement") such Information will be kept confidential by [X] and its affiliates and advisors; provided, however, that [X] may disclose the furnished Information or portions thereof to those of its directors, officers and employees and representatives of its advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such Information for the purpose of evaluating the possible transaction (it being understood that those Representatives will be informed of the confidential nature of the Information, will agree to be bound by this Agreement and will be directed by [X] not to disclose to any other person any Information relating to Equity).

[X] agrees to be responsible for any breach of this Agreement by its affiliates, advisors or Representatives.

If [X] is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information furnished in the course of its dealings with Equity or its affiliates or advisors, [X] will (i) provide Equity with prompt notice thereof and copies of the documents requested or required to be disclosed so that Equity may seek an appropriate protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement and (ii) consult with Equity as to the advisability of [X’s] taking of legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, [X] is nonetheless, in the written opinion of its legal counsel, compelled to disclose Information concerning Equity to any tribunal or to any party to a proceeding before any tribunal or else stand liable for contempt or suffer other censure or penalty, [X] may disclose such Information to such tribunal or party without liability hereunder; provided, however, that [X] shall give Equity written notice of the Information to be so disclosed as far in advance of its disclosure as is practicable and shall use its reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information so required to be disclosed.

2. For the purposes of this Agreement, the term "Information" does not include any information that: (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by [X] or its affiliates, advisors or Representatives); (ii) is already in the possession of [X] at the time of such disclosure or thereafter becomes available to [X] on a nonconfidential basis from a source other than Equity or its affiliates, advisors or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Equity of which [X] has knowledge after reasonable inquiry; or (iii) has already been or is hereafter independently acquired or developed by [X] without violating any confidentiality agreement with or other obligation of secrecy to [X].

3. If the Companies do not proceed with a transaction, or if Equity so requests at any time, [X] will return promptly to Equity all copies, extracts or other reproductions in whole or in part of the Information in the possession of [X] or its affiliates, advisors or Representatives, and [X] will destroy or cause to be destroyed all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by [X] or for its use based on, containing or otherwise reflecting any Information relating to Equity. Such destruction shall, if requested, be certified in writing to Equity by an authorized officer supervising such destruction.

4. Except with the prior written consent of the other Company or as required by applicable law, each Company will not, and will direct its affiliates, advisors and Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Companies or that any Information has been requested or received, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except to the extent that any such disclosure is, in the written opinion of counsel, required by applicable law. In the event either Company determines that it is required by applicable law to make any such disclosure, such Company shall so advise the other Company immediately and shall consult and cooperate to the greatest extent feasible with respect to the timing, manner and contents of such disclosure. The term "person" as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or other entity or individual.

5. Until the earliest to occur of (a) the execution by the Companies of a Transaction Agreement, or (b) two years from the date of this agreement, [X] agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of Equity or its subsidiaries regarding its business, operations, prospects or finances, except with the express permission of Equity.

6. It is understood that the Companies will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by the Companies, all (i) communications regarding a possible transaction, (ii) requests for additional Information, (iii) requests for property or facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Petrie Parkman & Co., Inc. and [Name of Contact at other Person] at [X] or any other person they may designate in writing. [X] further agrees that for a period of one year from the date hereof, [X] will not offer employment to any of the employees of Equity (or any subsidiary thereof) with whom it has had contact during the period of its due diligence investigations, provided that this prohibition shall not apply to offers of employment made by [X] to the public or the industry generally, and that [X] shall not be prohibited from employing any such person who contacts [X] on his or her own initiative.

7. [X] understands and acknowledges that Equity is not and will not be (other than in the Transaction Agreement, if any) making any representation or warranty, express or implied, as to the accuracy or completeness of any furnished Information; and neither Equity nor any of its directors, officers, employees, stockholders, owners, affiliates, representatives or agents has or will have any liability to [X] or any other person (other than as provided in the Transaction Agreement, if any) resulting from any reliance upon or use of, or otherwise with respect to, any furnished Information.

8. [X] agrees that until the expiration of two years from the date of this Agreement, it shall not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of Equity or any of its subsidiaries, (b) except at the specific written request of Equity, propose to enter into, directly or indirectly, any merger or business combination involving Equity or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Equity or any of its subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Equity or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Equity or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Equity, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. [X] also agrees during such period not to (i) request Equity (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence), or (ii) take any action which might require Equity to make a public announcement regarding the possibility of a business combination or merger.

9. Each of the Companies hereby acknowledges that it is aware, and that it has advised or will advise its directors, officers, employees, agents and advisors who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters that are the subject of this Agreement from purchasing or selling securities of a company that may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10. Each of the Companies also understands and agrees that, unless and until a Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction between the Companies shall be deemed to exist, and neither Company is or will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any other written or oral expression, except, in the case of this Agreement, for the matters specifically agreed to herein. Unless agreed otherwise, each of the Companies shall be responsible for its own expenses incurred in connection with the matters described in this Agreement. The agreement set forth in this paragraph may be modified or waived only by a separate writing by each of the Companies expressly so modifying or waiving such agreement. For purposes of this paragraph, the term "Transaction Agreement" does not include any executed letter of intent or any other preliminary written agreement which by its terms contemplates a further definitive agreement, nor does it include any written or verbal acceptance of any offer or bid that may be made in the future.

11. Each of the Companies agrees that the other Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to the other Company at law or in equity, and that it shall not oppose the granting of such relief on the basis that the other party has adequate remedy at law. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Utah and of the United States of America located in Utah for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceedings brought against it in any such court. Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Utah or the United States of America located in Utah, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. No failure or delay by a Company in exercising any right, privilege or power under this Agreement will operate as a waiver thereof, and no variation shall be effective unless in writing and signed by an officer of the Company on its behalf.

12. [X] agrees that Equity reserves the right by written notice, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Information and to terminate discussions and negotiations at any time. The exercise by Equity of the rights referred to in this paragraph shall not affect the enforceability of any provision of this Agreement.

13. This Agreement is for the sole benefit of the Companies and will be governed and construed in accordance with the laws of the State of Utah, without giving effect to the choice of law rules thereof.

14. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. This Agreement is not assignable by either Company to any person or entity, including by operation of law, without the prior written consent of the other Company, and any assignment without the written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding on the respective successors and assigns of the Companies.

16. This Agreement contains the entire agreement and understanding between the Companies as to the subject matter hereof and supersedes any prior agreements, commitments, representations, writings and discussions, whether oral or written, relating to that subject matter.

17. All obligations under this Agreement will expire two years from the date of this Agreement, except as otherwise set forth herein.

To confirm your agreement with the foregoing, please sign this Agreement and return one executed copy, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

EQUITY OIL COMPANY

By:

Paul M. Dougan

President and

Chief Executive Officer

Confirmed and Agreed as of

the date set forth below:

[Other Person]

By:

Date:

EXHIBIT C

RULE 145 AFFILIATES LETTER

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Attn: James J. Volker, President and CEO

To Whom It May Concern:

I have been advised that I have been identified as a possible "affiliate" of Equity Oil Company, a Colorado corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), although nothing contained herein shall be construed as an admission of such status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter agreement.

Pursuant to the terms of an Agreement and Plan of Merger dated as of February 1, 2004 (the "Merger Agreement") among Whiting Petroleum Corporation, a Delaware corporation ("Parent"), WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of common stock, par value $0.001 per share of the Parent ("Parent Common Stock"), in exchange for shares of common stock, par value $1.00 per share of the Company ("Common Stock"), owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

1. The undersigned hereby represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Common Stock pursuant to the terms of the Merger Agreement and is deemed to be an "affiliate" of the Company for purposes of paragraphs (c) and (d) of Rule 145:

a. The undersigned shall not make any offer, sale, pledge, transfer or other disposition of shares of Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

b. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for the Company.

c. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the terms of the Merger Agreement has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger Agreement and the transactions contemplated thereby are submitted for a vote of the shareholders of the Company, (i) the undersigned may be deemed to be an affiliate of the Company and (ii) the distribution by the undersigned of Parent Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer or otherwise dispose of the shares of Parent Common Stock issued to the undersigned pursuant to the terms of the Merger Agreement unless (A) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (B) such sale, transfer or other disposition has been registered under the Securities Act or (C) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

d. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on the undersigned’s behalf under the Securities Act. Furthermore, except as provided in paragraph 2(a) below, Parent is under no obligation to take any other action necessary in order to make compliance with an exemption from such registration available.

e. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock issued to the undersigned pursuant to the terms of the Merger Agreement, and there will be placed on the respective certificates for such Parent Common Stock a legend stating in substance:

"The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The shares may not be sold, pledged or otherwise disposed of except in compliance with the requirements of Rule 145 or pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933, as amended."

f. Execution of this letter shall not be considered an admission on the undersigned’s part that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate.

2. By Parent’s acceptance of this letter Parent hereby agrees with the undersigned as follows:

a. For so long as and to the extent necessary to permit the undersigned to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall take all such actions as are reasonably available to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise take all such actions as reasonably available to permit such sales or other dispositions pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports and data required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

b. It is understood and agreed that certificates with the legend set forth in paragraph 1(e) above will, after surrender of such certificates, be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock, received pursuant to the terms of the Merger Agreement and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock, received pursuant to the terms of the Merger Agreement and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to the undersigned.

3. This letter shall be governed by, and construed in accordance with, the laws of the State of Colorado without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

Very truly yours,

By:
Name:
Title (if applicable):

Acknowledged and Accepted:

WHITING PETROLEUM CORPORATION

By:

James J. Volker, President and CEO

Schedule 1

Calculation of Title Defects and Environmental Defects

Capitalized terms used but not defined in this Schedule 1 shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the Agreement to which this Schedule 1 is appended.

(a) Notice of Title Defects. In connection with the Parent’s due diligence review conducted prior to the Effective Time, the Parent may give the Company notice (a "Defect Notice") of any Title Defect (as defined below). Such Defect Notice shall comply with the following:

(i) Such Defect Notice must be received by the Company on or before the Effective Time (the "Notice Deadline").

(ii) Such Defect Notice shall be in writing and shall include the following:

(A) a description of each Company Oil and Gas Property that is affected by the Title Defect (a "Defective Interest");

(B) the basis for treating such property as a Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of such asserted Title Defect;

(C) the Allocated Value (as defined below) of the affected property; and

(D) the Parent’s good faith estimate of the amount by which the Allocated Value of a Defective Interest has been reduced by the Title Defect (the "Defect Value") (calculated pursuant to Section (a)(iii)).

(iii) In determining which portion of a property is a Defective Interest, it is the intent of the Parties to include only that portion of the property materially and adversely affected by the Title Defect. The Defect Value may not exceed the Allocated Value of the property and shall be determined by the parties in good faith taking into account all relevant factors, including without limitation, the following:

(A) the Allocated Value of the affected property;

(B) as to the well, lease and unit interests, the potential for or actual reduction in the NRI of the Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

(C) the legal effect of the Title Defect;

(D) if the Title Defect is a lien or encumbrance on the property, the cost of removing such lien or encumbrance;

(E) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

(F) whether the Company has received proceeds of production from the Defective Interest, consistent with the NRI set forth in the Company Reserve Report, for the last three years without interruption or challenge based on the Title Defect.

(b) Notice of Environmental Defects. In connection with the Parent’s due diligence review conducted prior to the Effective Time, the Parent may give the Company notice (an "Environmental Defect Notice") of any violation of Environmental Laws, the presence of Hazardous Materials or any other Environmental Liabilities (an "Environmental Defect") related to the Company Oil and Gas Properties existing as of the date of this Agreement. Notwithstanding the foregoing, Environmental Liabilities relating to (A) restoration or reclamation that does not involve a violation of Environmental Laws or the release or disposal of Hazardous Materials; (B) plugging and abandonment liabilities that do not involve a violation of Environmental Laws; or (C) employee health and safety, shall not be considered an Environmental Defect. Such Environmental Defect Notice shall be in writing, must be delivered by the Notice Deadline and shall include:

(i) a description of each Company Oil and Gas Property that is affected by the Environmental Defect (an "Environmental Defective Interest");

(ii) sufficient detail to put the Company on reasonable notice of the nature of the Environmental Defect identified;

(iii) a description in reasonable detail of the investigation, removal, remediation or other action required to remedy the Environmental Defect (the "Cleanup") and a calculation of the amount necessary to carry out the Cleanup, itemized in reasonable detail in accordance with the requirements of this Section (b); and

(iv) if applicable, a statement of the amount of Environmental Liabilities likely to be incurred by the Parent (or the Company) on account of the Environmental Defect, such amount to include the likely expense of defense in connection with any existing or probable third party action. The aggregate of claimed amounts in Section (b)(iii) and (iv) is herein called the "Environmental Defect Value." The Environmental Defect Value shall be determined in accordance with the Lowest Cost Response (as defined below) applicable to such Environmental Defect and shall not include any internal costs of any Party associated with the Cleanup.

Related Definitions to be Added to Schedule 1

"Allocated Value" means the value allocated to the proved reserves for a particular Company Oil and Gas Property which shall be calculated by multiplying the discounted present value of the proved reserves for such Company Oil & Gas Property set forth in the Company Reserve Report at fifteen percent (15%) discount rate by a fraction, (x) the numerator of which is the total Merger Consideration paid for all Shares and (y) the denominator of which is total discounted present value of the proved reserves for all Company Oil & Gas Properties set forth in the Company Reserve Report at fifteen percent (15%) discount rate.

"Lowest Cost Response" means the response required or allowed under Environmental Laws that addresses the condition present at (x) the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Company’s oil and gas exploration and production business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with Environmental Laws and (y) consistent with the policies of the Parent to address similar conditions present, if any, at the Parent’s properties. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property and any requirements of any Governmental Body with jurisdiction (collectively, the "Environmental Requirements"). If taking no action is not consistent with the Environmental Requirements, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Hazardous Materials, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Requirements and least costly permanent remedy.

"Title Defect" means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the title of the Company to be less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects based solely on lack of information in the Company’s files provided that the public records contain such information;

(ii) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless the Parent provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant property;

(iii) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

(iv) defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(v) defects arising out of lack of corporate or other entity authorization unless the Parent provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant property;

(vi) defects based on a gap in Company’s chain of title in the BLM records as to federal leases, or in the BIA or BLM records as to Native American leases, in the state’s records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Defect Notice; and

(vii) defects asserting a change in WI or NRI based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of the Company Reserve Report, to the extent reasonably anticipated by Parent prior to the execution of this Agreement.